Exhibit 3.1
COMPOSITE CHARTER
OF
WHITNEY HOLDING CORPORATION
ARTICLE I
     The name of this corporation is: WHITNEY HOLDING CORPORATION.
ARTICLE II
     The objects and purposes for which this corporation is organized and the nature of the business to be carried on by it are hereby declared to be:
     (a) To acquire, purchase, construct, buy, lease, improve, develop, manage and operate property of all kinds, real, personal and mixed wherever situated, particularly but not exclusively in the State of Louisiana.
     (b) To execute, issue, negotiate bills of exchange, promissory notes, bonds, debentures, and other securities of this corporation from time to time, and to secure the same by mortgage, pledge, deed of trust or otherwise, and to exchange, discount, mortgage, pledge or hypothecate the same for any of the objects or purposes of this corporation.
     (c) To acquire all or any part of the good will, rights, assets, property and business of any person, entity, partnership, association or corporation, whether heretofore or hereafter engaged in any business similar to any business which the corporation has power to conduct, or not; to pay for the same in cash or in stocks, bonds or other obligations of the corporation, or otherwise; to hold, utilize and in any manner dispose of the whole or any part of the rights and property so acquired, and to undertake and assume in connection therewith any liabilities of any such person, entity, partnership, association or corporation and conduct in any lawful manner the whole or any part of the business thus acquired.
     (d) To purchase, subscribe for, take, acquire, hold for investment or otherwise, and to enjoy and sell, exchange, deal in, guarantee, mortgage, hypothecate, or otherwise dispose of, shares of stock, bonds, debentures, promissory notes, certificates of beneficial interest, obligations and securities of any person, firm or corporation, including investment companies, financial institutions, and banks, and, while the owner thereof, to exercise and enjoy all rights and privileges incident to ownership.
     (e) To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.
     (f) To have one or more offices in which to carry on all or any part of its operations and business, and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of, real and personal property of every class and description.

     (g) To loan its uninvested funds and/or surplus from time to time to such extent as the corporation may deem advisable in call and/or time loans, upon such security, if any, as the Board of Directors may determine.
     (h) To purchase, hold, sell, transfer, reissue or cancel the shares of its own capital stock or any securities or other obligations of the corporation in the manner and to the extent now or hereafter permitted by the laws of Louisiana.
     (i) To do everything necessary, proper, advisable or convenient for the accomplishment of any of the powers herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by the laws of Louisiana.
     (j) In general, to carry on and undertake any lawful business which a corporation may do under the provisions of Chapter 1 of Title 12 of the Louisiana Revised Statutes of 1950 and all amendments thereof.
     (k) The objects, purposes and terms specified in any clause herein shall be in no manner limited or restricted by reference to or inference from any other clause, but the objects, purposes and powers specified in each of the clauses of this paragraph shall be regarded as independent objects, purposes and powers and in furtherance and not in limitation of the general powers conferred by the laws of the State of Louisiana.
ARTICLE III
     The duration of this corporation shall be ninety-nine (99) years from the date hereof.
ARTICLE IV
     The location and post-office address of its registered office is — 228 St. Charles Street, New Orleans, Louisiana
ARTICLE V
     The full names and post-office addresses of its registered agents are:

Malcolm L. Monroe	1424 Whitney Building
New Orleans, Louisiana

J. Rabun Monroe	1424 Whitney Building
New Orleans, Louisiana

ARTICLE VI
     1. (a) The total number of shares of capital stock that the corporation shall have authority to issue is 220,000,000 shares, of which 200,000,000 shares shall be common stock, all of one series, without nominal or par value (hereinafter called the “Common Stock”), and 20,000,000 shares shall be preferred stock, without nominal or par value (hereinafter called the “Preferred Stock”).
          (b) Without necessity of action by the shareholders, the Preferred Stock may be issued from time to time by the corporation in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in an amendment of the Charter adopted by the Board of Directors providing pursuant to its authority to adopt such amendment, which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for each series as permitted hereby, all shares of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to amend the Charter so as to fix the voting powers of stock of a particular series of Preferred Stock so designated by the Board of Directors, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:
               (i) The distinctive designation of and the number of shares of Preferred Stock that shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;
               (ii) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the corporation and whether such dividends shall be cumulative or noncumulative;
               (iii) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for shares of any other class of stock or any series of any class of stock of the corporation and the terms and conditions of such conversion or exchange;
               (iv) Whether Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

               (v) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation of the corporation;
               (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and
               (vii) The voting powers, if any, of the holders of such series of Preferred Stock that may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (A) to vote more or less than one vote per share on any or all matters voted upon by the shareholders and (B) to elect one or more directors of the corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.
     2. No transfer of shares shall be binding upon the corporation unless recorded on its books and records or the books and records of its transfer agent. All shares shall be fully paid for and non-assessable.
     3. Without necessity of action by the shareholders, the authorized capital stock of this corporation may be issued by the corporation, in whole or in part, on one or more occasions, for such consideration and on such other terms and conditions as may be fixed by the Board of Directors. Upon payment or delivery of the consideration fixed by the Board of Directors for newly issued shares of capital stock, such shares shall be deemed fully paid for and shall not be liable to any further call assessment.
     4. (a) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 300,000.
          (b) Standard Provisions. The Standard Provisions relating to the Series A Preferred Stock shall be as follows:
     Section 1. General Matters. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Charter. The Series A Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

     Section 2. Standard Definitions. As used in this Article VI, paragraph 4 with respect to Series A Preferred Stock:
     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
     (f) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document, as they may be amended from time to time.
     (g) “Dividend Period” has the meaning set forth in Section 3(a).
     (h) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (i) “Liquidation Preference” has the meaning set forth in Section 4(a).
     (j) “Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.
     (k) “Preferred Director” has the meaning set forth in Section 7(b).

     (l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.
     (m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
     (n) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (o) “Standard Provisions” mean the Standard Provisions set forth in this Article VI, paragraph 4(b) of the Charter relating to the Series A Preferred Stock.
     (p) “Successor Preferred Stock” has the meaning set forth in Section 5(a).
     (q) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series A Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of the Standard Provisions, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series A Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
Dividends that are payable on Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series A Preferred Stock as specified in this Section 3 (subject to the other provisions of Article VI, paragraph 4 of the Charter).
     (b) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment

Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series A Preferred Stock and any shares of Parity Stock, all dividends declared on Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Series A Preferred Stock prior to such Dividend Payment Date.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series A Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution, holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
     Section 5. Redemption.
     (a) Optional Redemption. Except as provided below, the Series A Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations or charter for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Series A Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

     (c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     (f) Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).
     Section 6. Conversion. Holders of Series A Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights.
     (a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Series A Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Series A Preferred Directors” and each a “Series A Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Series A Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Series A Preferred Director that the election of such Series A Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Series A Preferred Directors shall cease to be qualified as directors, the term of office of all Series A Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Series A Preferred Directors elected pursuant hereto. Any Series A Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Series A Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Series A Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Series A Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
     (c) Class Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series A Preferred Stock is listed or traded at the time.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Series A Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

     Section 12. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.
          (c) Definitions. The following terms are used in this Article VI, paragraph 4 of the Charter (including the Standard Provisions in Section 4(b)) as defined below:
     (i) “Common Stock” means the common stock, no par value per share, of the Corporation.
     (ii) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
     (iii) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
     (iv) “Liquidation Amount” means $1,000 per share of Series A Preferred Stock.
     (v) “Minimum Amount” means $75,000,000.
     (vi) “Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     (vii) “Signing Date” means December 19, 2008.
          (d) Certain Voting Matters. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.
ARTICLE VII
     The amount of paid-in capital with which the corporation shall begin business is hereby fixed at One Thousand ($1,000.00) Dollars, which, at the execution of these Articles, has been paid in cash.

ARTICLE VIII
     1. All powers of the corporation shall be vested in a classified Board of Directors composed of not less than five (5) nor more than twenty-five (25) members. The precise number of said Directors shall be fixed solely by the Board of Directors. In the election of Directors at the 1984 annual meeting of stockholders, the Directors shall be divided into five classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1985 annual meeting of stockholders, the term of office of the second class to expire at the 1986 annual meeting of stockholders, the term of office of the third class to expire at the 1987 annual meeting of stockholders, the term of office of the fourth class to expire at the 1988 annual meeting of stockholders, and the term of office of the fifth class to expire at the 1989 annual meeting of stockholders. At each annual meeting of stockholders following the 1984 annual meeting, Directors equal to the number of the class whose term then expires shall be elected to hold office until the fifth succeeding annual meeting of stockholders or until their successors are elected and qualified. Directors of the corporation shall be stockholders. The annual meeting of stockholders shall be on such dates as may be fixed by the Board of Directors.
     2. A director may be removed from office, with or without cause, only by the affirmative vote of ninety per cent (90%) of the voting power present at the special meeting of stockholders called for that purpose for which there is a quorum (as hereinafter defined). For purposes of the vote required by paragraphs 2 and 5 of this Article VIII, the term “quorum” shall mean the presence, in person or by proxy, of the holders of ninety per cent (90%) of the total voting power of the corporation.
     3. A person chosen by the Board of Directors to fill a vacancy on the Board of Directors shall hold office until the next annual meeting of stockholders.
     4. The Board of Directors may adopt, and from time to time repeal, amend and supplement by-laws containing any provision with respect to the government of the corporation and the powers of the Directors and shareholders not prohibited by law and not inconsistent with this Charter. The Board of Directors at the first meeting following the annual meeting of stockholders shall elect officers of the corporation, and shall have power in its discretion to unite one or more offices and to confer the same on any one person.
     5. No amendment to the Charter of the corporation shall amend, alter, change or repeal any of the provisions of this Article VIII, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of ninety per cent (90%) of the voting power present at a shareholders meeting for which there is a quorum (as defined above); provided that this paragraph 5 shall not apply to, and such ninety per cent (90%) vote shall not be required for, any amendment, alteration, change or repeal unanimously recommended to the stockholders by the Board of Directors of the corporation at a time when no person, corporation or other entity is the beneficial owner, directly or indirectly, of more than ten per cent (10%) of the outstanding shares of stock of the corporation entitled to vote in election of directors, considered for purposes of this Article VIII as one class.
ARTICLE IX
     The name and post-office addresses of the first Directors are:

Andrew P. Carter, 1424 Whitney Building, New Orleans, Louisiana.
John L. Glover, 1424 Whitney Building, New Orleans, Louisiana.
Walter J. Suthon, III, 1424 Whitney Building, New Orleans, Louisiana.
ARTICLE X
     Until their successors are duly elected and qualified, the following shall be the officers of the corporation:

Walter J. Suthon, III	-	President
Andrew P. Carter	-	Vice President
John L. Glover	-	Secretary-Treasurer
ARTICLE XI
     The names and post-office addresses of the incorporators and a statement of the number of shares subscribed by each are as follows:

Andrew P. Carter	1424 Whitney Building	7 shares
New Orleans, Louisiana
John L. Glover	1424 Whitney Building	6 shares
New Orleans, Louisiana
Walter J.Suthon,III	1424 Whitney Building	7 shares
New Orleans, Louisiana
ARTICLE XII
     The corporation may purchase and/or redeem its own shares in the manner and under the conditions provided in Sections 23 and 45 of the Business Corporation Law. Such shares so purchased (unless it is desired that such shares shall be cancelled) shall be considered treasury shares, and may be reissued and disposed of as authorized by law, or may be cancelled and the capital stock reduced, as the Board of Directors may, from time to time, determine.
ARTICLE XIII
     This corporation claims, and shall have the benefit of the provisions of Section 63 of the Business Corporation Law, being Title 12, Section 63, Louisiana Revised Statutes of 1950.
ARTICLE XIV
     This Charter may be amended and the capital of this corporation may be increased or decreased in the method and manner provided by law and by vote of the holders of a majority of the stock.

ARTICLE XV
     1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of this corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in case of actions by or in the right of the corporation:
          (a) As to persons other than directors and officers, the aforesaid indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, but the board of directors is authorized in its discretion to pay or provide additional indemnity in particular cases; and
          (b) As to directors and officers (including those serving as such for other entities at the request of the corporation) the aforesaid indemnity shall be limited as provided in Subparagraph (a) only if it would permit indemnification of an individual for the results of such individual’s (i) willful or intentional misconduct, (ii) breach of duty of loyalty to the corporation or to the entity otherwise served by the individual, or (iii) engaging in a transaction from which the individual derived an improper personal benefit; and
          (c) No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     2. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

     3. Any indemnification under Paragraph 1 of this Article (excluding an advance of expenses as provided in Paragraph 4), unless ordered by the court shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such determination shall be made:
          (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or
          (b) If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel; or
          (c) By the shareholders.
     4. Subsequent to the institution of such an action, suit or proceeding;
          (a) As to directors (including officers who are also directors), expenses actually and reasonably incurred in defending such an action, suit or proceeding shall be paid by the corporation in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of the director or former director incurring such expenses, to repay such amount if it shall be finally determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation, as authorized in this Article; and
          (b) As to persons other than directors, expenses actually and reasonably incurred in defending such an action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof, if authorized by the board of directors, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation, as authorized in this Article.
     5. The indemnification and advancement of expenses provided by or granted pursuant to this Article are subject to any validly applicable limitations of state or federal law, but they shall not be deemed exclusive of any other rights to which the person indemnified or obtaining advancement of expenses is entitled under any applicable law, by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.
     6. The corporation shall have full power to procure or maintain insurance or other similar arrangement, all as provided in Louisiana Revised Statutes 12:83 (F) & (G), as amended.
     7. An officer or director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for the breach of his fiduciary duty as an officer or director, except as regards:

     (i) any breach of such director’s or officer’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability under R.S. 12:92(D); or (iv) any transaction from which the officer or director derived an improper personal benefit.
     No amendment or repeal of this Section 7 shall adversely affect any elimination or limitation of liability of an officer or director under this Section with respect to conduct occurring prior to the time of such amendment or repeal.
ARTICLE XVI
     1. The affirmative vote of ninety per cent (90%) of the voting power present at a shareholders meeting for which there is a quorum (as hereinafter defined) shall be required for the adoption, approval or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitle to notice thereof and to vote thereon, such other entity is the beneficial owner, directly or indirectly, of more than ten per cent (10%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article XVI as one class; provided that such ninety per cent (90%) voting requirement shall not be applicable if:
          (a) The cash, or fair market value of other consideration, to be received per share by capital stockholders of the corporation in such business combination bears the same or a greater percentage relationship to the market price of the corporation’s Common Stock immediately prior to the announcement of such business combination as the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) which such other entity has theretofore paid for any of the shares of the corporation’s Common Stock already owned by it bears to the market price of the Common Stock of the corporation immediately prior to the commencement of acquisition of the corporation’s Common Stock by such other entity;
          (b) The cash, or fair market value of other consideration, to be received per share by capital stockholders of the corporation in such business combination (i) is not less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by such other entity in acquiring any of its holdings of the Corporation’s Common Stock, and (ii) is not less than the earnings per share of Common Stock of the corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the then price/earnings multiple (if any) of such other entity as customarily computed and reported in the financial community;
          (c) After such other entity has acquired a ten per cent (10%) interest and prior to the consummation of such business combination: (i) such other entity shall have taken steps to ensure that the corporation’s Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the stockholdings of the corporation’s public capital stockholders not affiliated with such other entity (with a continuing director to occupy any resulting fractional board position); (ii) there shall have been no reduction in the rate of dividends payable on the corporation’s Common Stock except as may have been approved by a unanimous vote of the directors; (iii) such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to obtaining a ten per cent (10%) interest or as a result of a pro rata stock dividend or stock split); and (iv) such other entity shall not have acquired any additional shares of the corporation’s outstanding Common Stock or securities convertible into Common Stock except as a part of the transaction which results in such other entity acquiring its ten per cent (10%) interest;
          (d) Such other entity shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or (ii) made any major change in the corporation’s business or equity capital structure without the unanimous approval of the directors, in either case prior to the consummation of such business combination; and
          (e) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion).
     The provisions of this Article XVI shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than ten per cent (10%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article XVI as one class, notwithstanding the fact that such other entity has reduced its shareholdings below ten per cent (10%) if, as of the record date for the determination of stockholders entitled to notice of and to vote on the business combination, such other entity is an “affiliate” of the corporation (as hereinafter defined).
     2. As used in this Article XVI, (a) the term “other entity” shall include any corporation, person or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1984, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the corporation’s stock within the meaning of the Securities Act of 1933; (b) another entity shall be deemed to be the beneficial owner of any shares of stock of the corporation which the other entity (as defined above) has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (c) the outstanding shares of any class of stock of the corporation shall include shares deemed owned through application of clause (b) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (d) the term “business combination” shall include any merger or consolidation of the corporation or its principal subsidiary with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the corporation or its principal subsidiary to, or any sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation or its principal subsidiary of any assets of any other entity; (e) the term “continuing director” shall mean a person who was a member of the Board of Directors of the corporation elected by the public stockholders prior to the time that such other entity acquired in excess of ten per cent (10%) of the stock of the corporation entitled to vote in elections of directors, or a person recommended to succeed a continuing director by a majority of continuing directors; (f) for purposes of the vote required by this Article XVI, the term “quorum” shall mean the presence, in person or by proxy, of the holders of ninety per cent (90%) of the total voting power of the corporation; and (g) for the purposes of subparagraphs l(a) and (b) of this Article XVI the term “other consideration to be received” shall mean Common Stock of the corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the corporation is the surviving corporation.
     3. A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article XVI on the basis of information known to them whether (a) such other entity beneficially owns more than ten per cent (10%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, (b) an other entity is an “affiliate” or “associate” (as defined above) of another or (c) an other entity has an agreement, arrangement or understanding with another.
     4. No amendment to the Charter of the corporation shall amend, alter, change or repeal any of the provisions of this Article XVI, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of ninety per cent (90%) of the total voting power present at a shareholders meeting for which there is a quorum (as defined above); provided that this paragraph 4 shall not apply to, and such ninety per cent (90%) vote shall not be required for, any amendment, alteration, change, or repeal unanimously recommended to the stockholders by the Board of Directors of the corporation if all of such directors are persons who would be eligible to serve as “continuing directors” within the meaning of paragraph 2 of this Article XVI.
     5. Nothing contained in this Article XVI shall be construed to relieve any other entity from any fiduciary obligation imposed by law.
ARTICLE XVII
     Shareholders shall not have preemptive rights.

24